A-2 EXCHANGE AGREEMENT


           This A-2 EXCHANGE AGREEMENT is dated as of December 29, 2000, among Caliber Learning Network, Inc., a Maryland corporation (the "COMPANY"), Fleming US Discovery Fund III, L.P., Fleming US Discovery Offshore Fund III, L.P. and Robert Fleming Nominees Limited (collectively, the "FLEMING FUNDS"). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Stock Purchase Agreements.


                              W I T N E S S E T H:
                               - - - - - - - - - -

           WHEREAS, pursuant to the terms of the Stock Purchase Agreements, dated as of October 26, 1999, between the Company and each of the Fleming Funds (the "STOCK PURCHASE AGREEMENTS"), the Fleming Funds purchased an aggregate of 150,000 shares and have received 10,852.6 shares in the form of dividends thereon (the "SHARES") of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "SERIES A PREFERRED");

           WHEREAS, pursuant to the terms of the Exchange Agreement, dated as of September 29, 2000, between the Company and the Fleming Funds, the Fleming Funds exchanged 160,852.6 Shares of Series A Preferred for an equal number of shares of the Company's Series A-1 Convertible Preferred Stock, par value $.01 per share (the "SERIES A-1 PREFERRED") and have received 2,993 shares in the form of dividends thereon;

           WHEREAS, the Company and the Fleming Funds have agreed to the exchange of the Shares of Series A-1 Preferred for an equal number of shares of the Company's Series A-2 Convertible Preferred Stock, par value $.01 per share (the "SERIES A-2 PREFERRED") (the "Exchange") upon the terms set forth herein;

           WHEREAS, on December 27, 2000, the Company filed Articles Supplementary with the Maryland State Department of Assessments and Taxation to classify the Series A-2 Preferred in the form attached as EXHIBIT A hereto (the "ARTICLES SUPPLEMENTARY").

         NOW, THEREFORE, in consideration of the agreements and mutual covenants contained herein, the parties hereto hereby agree as follows:

         1. PRIOR AGREEMENTS.

         (a) From and after the date hereof, all references to the Series A Preferred in the following documents, to the extent applicable, shall be deemed to refer to the Series A-2 Preferred:

               (i) Stock Purchase Agreements;

               (ii) Side Letter regarding Registration Rights among the Company, MCI Telecommunications Corporation, Sylvan Learning Systems, Inc., Douglas L. Becker and R. Christopher Hoehn-Saric (the "SIDE LETTER").

               (b) Except as expressly provided in the following Section 1(c), all terms and provisions of the Stock Purchase Agreements and the Side Letter shall continue in full force and effect in accordance with the provisions thereof.

               (c) The Prior Agreements are hereby amended as follows:

                     The Stock Purchase Agreements are amended to delete in its entirety Section 8.8 (b)(i) SENIOR SECURITIES and replace it with the following: "The company may issue up to $30,000,000 of Series B Preferred Stock (as such term is defined in the Articles Supplementary)."

         (d) As a condition to the consummation of the transactions contemplated by this A-2 Exchange Agreement, the Registration Rights Agreement and the Stockholders' Agreement shall each be terminated as of the date hereof and each such agreement shall be of no further force and effect; and the parties hereto shall enter into the (i) Amended and Restated Stockholders' Agreement among the Company, the Fleming Funds, Chris L. Nguyen and Sylvan Ventures, Inc. (the "NEW STOCKHOLDERS' AGREEMENT") and (ii) Amended and Restated Registration Rights Agreement among the Company, the Fleming Funds and Sylvan Ventures, Inc. (the "NEW REGISTRATION RIGHTS AGREEMENT"). From and after the date hereof, all references to the Registration Rights Agreement and the Stockholders' Agreement in the Stock Purchase Agreements and the Side Letter, to the extent applicable, shall be deemed to refer to the New Registration Rights Agreement and the New Stockholders' Agreement, respectively.

         2. EXCHANGE OF SHARES. The Exchange shall be effective on the date hereof (the "EFFECTIVE DATE"). From and after the Effective Date, the certificates representing the Shares shall be deemed to represent an equivalent number of shares of Series A-2 Preferred ("SERIES A-2 SHARES"). SCHEDULE 1 to this A-2 Exchange Agreement lists, as to each of the Fleming Funds, the number of shares of Series A-1 Preferred held, the accrued dividends thereon and the number of shares of Series A-2 Preferred to be received in the Exchange. The Fleming Funds agree to surrender their respective certificates representing the Shares as soon as practicable after the Effective Date in exchange for the certificates representing the Series A-2 Shares.

         3. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY. The Company hereby represents and warrants to each of the Fleming Funds as follows (which representations, warranties and agreements shall survive the Effective
Date):

         (A) ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

         (B) POWER; AUTHORITY. The Company has all requisite power, authority (corporate and other) and legal right to execute, deliver, enter into and consummate the transactions contemplated by and perform its obligations under this A-2 Exchange Agreement. The execution, delivery and performance of this A-2 Exchange Agreement by the Company (including, without limitation, the issuance by the Company of the Series A-2 Shares) have been duly authorized by all required corporate and other actions. The Company has duly executed and delivered this A-2 Exchange Agreement and this A-2 Exchange Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         (C) ARTICLES SUPPLEMENTARY; SERIES A-1 PREFERRED. The Articles Supplementary has been duly adopted by the Company and is fully effective as a supplement to the Company's charter. The Series A-2 Shares have all of the rights, priorities and terms set forth in the Articles Supplementary. All of the outstanding shares of Series A-2 Preferred are, or on the Effective Date will be, duly authorized, validly issued and outstanding, fully paid and non-assessable. The shares of the Company's Common Stock issuable upon conversion of the Series A-2 Preferred will be, when issued in accordance with the terms of the Series A-2 Preferred, duly authorized, validly issued, fully paid and non-assessable.

         (D) NO CONFLICT. The execution, delivery and performance by the Company of this A-2 Exchange Agreement and any of the transactions contemplated hereby (including, without limitation, the issuance of the Series A-2 Shares and the Conversion Shares as contemplated herein and in the Articles Supplementary and the adoption of the Articles Supplementary as a supplement to the Company's charter) do not and will not (i) violate or conflict with, with or without the giving of notice or the passage of time or both, any provision of (A) the respective charters or by-laws of the Company or any of its Subsidiaries, (B) any law, rule, regulation or order of any federal, state, county, municipal or other governmental authority, (C) any judgment, writ, injunction, decree, award or other action of any court or governmental authority or arbitrator(s), or (D) any agreement, indenture or other instrument applicable to the Company or any of its Subsidiaries or any of their respective properties, (ii) result in the creation of any Lien upon any of the Company's or any Subsidiary's properties, assets or revenues, except as provided in the Articles Supplementary of the Series A-2 Preferred, (iii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any Person (whether or not a governmental authority and including, without limitation, any shareholder approval) (other than approvals which have been obtained prior to the Effective Date), or (iv) cause antidilution clauses of any of the Company's outstanding securities to become operative or give rise to any preemptive rights. No provision of any item referred to in Sections (A) and (C) of the preceding clause (i) materially adversely affects or will materially adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company or the ability of the Company to perform its obligations under this A-2 Exchange Agreement, the Stock Purchase Agreements, the Articles Supplementary, the New Stockholders' Agreement, the New Registration Rights Agreement or any of the transactions contemplated hereby or thereby.

         (E) NO LITIGATION. There is no action, suit, proceeding, investigation or claim pending or, to the knowledge of the Company or its Subsidiaries, threatened in law, equity or otherwise before any court, administrative agency or arbitrator which (i) questions the validity of the A-2 Exchange Agreement, the Stock Purchase Agreements, the Articles Supplementary, the New Stockholders' Agreement, the New Registration Rights Agreement, the Series A-2 Shares or the Conversion Shares or any action taken or to be taken pursuant hereto or thereto,
(ii) reasonably could be expected to adversely affect the right, title or interest of any of the Fleming Funds to the Series A-2 Shares or the Conversion Shares or (iii) reasonably could be expected to result in a material adverse change in the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company.

         (F) OUTSTANDING COMMON STOCK.

               (1) Schedule f(1) hereto correctly and completely lists (i) the authorized capital stock of the Company (Common Stock and Preferred Stock), (ii) the number of designated shares of Preferred Stock in each series or class after giving effect to the Articles Supplementary and the Articles Supplementary Classifying Series B Preferred Stock and
         (iii) on December 29, 2000, after giving effect to the issuance of Series A-2 Shares contemplated by the A-2 Exchange Agreement, the number of shares outstanding in each series or class. There have been no material issuances of shares since September 30, 2000, except the issuance of 71,682 shares of Common Stock in connection with the Company's Employee Stock Purchase Plan, the issuance of 2,500 shares of Common Stock in connection with the exercise of employee stock options and the issuance of the Series B Preferred Stock. All of such outstanding shares are, or on the Closing Date will be, duly authorized, validly issued and outstanding, fully paid and non-assessable. The shares of the Company's Common Stock issuable upon conversion of the Series A-2 Preferred will be, when issued in accordance with the terms of the Series A-2 Preferred, duly authorized, validly issued, fully paid and non-assessable. Except as provided in the Articles Supplementary and as described in Schedule f(1), none of the shares of the Company's capital stock which will be outstanding at the Effective Date (i) were or will be subject to preemptive rights when issued or (ii) provide the holders thereof with any preemptive rights with respect to any issuances of capital stock.

               (2) Schedule f(2) hereto correctly and completely lists the number and purpose for which shares of the Company's Common Stock are reserved for issuance by the Company.

               (3) Except for the registration rights contained in the Registration Rights Agreement and as described in Schedule f(3), there are and will be no outstanding registration rights with respect to any capital stock of the Company or of any Subsidiary, which (in either case) will be outstanding on the Closing Date, or any capital stock referred to in Section f(2).

               (4) There are no voting agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company or any Subsidiary.

               (5) Except as described in Schedule f(5), there are no anti-dilution protections or other adjustment provisions in existence with respect to any capital stock of the Company or any Subsidiary or any capital stock referred to in Section f(2).

         4. TAXES. In addition to all other sums due under Section 14 of each of the Stock Purchase Agreements, the Company agrees to pay, or cause to be paid, all documentary, stamp and other similar Taxes, other than transfer taxes payable upon the transfer by any of the Fleming Funds of Series A-2 Shares to a Transferee (which transfer taxes shall be paid by the Transferee), levied under the laws of the United States of America, any state or local Taxing Authority thereof or therein or any other applicable jurisdiction in connection with the issuance and exchange of the Series A-2 Shares, the conversion of Series A-2 Shares into Conversion Shares and the execution and delivery of the A-2 Exchange Agreement and any other documents or instruments contemplated hereby and any modification of the A-2 Exchange Agreement or Articles Supplementary or any such other documents or instruments and will hold the Fleming Funds harmless without limitation as to time against any and all liabilities with respect to all such Taxes.

         5. RECLASSIFICATION OF SERIES A-1 PREFERRED. The Company hereby agrees that, as soon as practicable following the surrender by the Fleming Funds of the certificates representing the Shares, it will reclassify all of the authorized shares of the Series A-1 Preferred as Common Stock.

         6. NASDAQ SHAREHOLDER APPROVAL RULE. The Company shall have received written confirmation from Piper Marbury Rudnick & Wolfe LLP that shareholder approval of the terms of the Series A-2 Preferred is not required pursuant to Rule 4350(i)(1)(D) of the Manual adopted by the National Association of Securities Dealers, Inc. prior to issuance and sale of the Series B Preferred.

         7. MISCELLANEOUS.

         (a) Except as otherwise provided herein, no modification, amendment or waiver of any provision of this A-2 Exchange Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by all parties hereto. The failure of any party to enforce any of the provisions of this A-2 Exchange Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this A-2 Exchange Agreement in accordance with its terms.

         (b) All covenants and agreements in this A-2 Exchange Agreement by or on behalf of any of the parties hereto will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns whether so expressed or not.

         (c) The headings used in this A-2 Exchange Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         (d) If any provision of this A-2 Exchange Agreement is held to be illegal, invalid or unenforceable, and if the rights or obligations of any party hereto under this A-2 Exchange Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this A-2 Exchange Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this A-2 Exchange Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this A-2 Exchange Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         (e) This A-2 Exchange Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

         (f) This A-2 Exchange Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties have duly executed this A-2 Exchange Agreement as of the date first written above.


                        CALIBER LEARNING NETWORK, INC.


                        By:            /S/ CHRIS L. NGUYEN
                             ---------------------------------------------------
                             Name: Chris L. Nguyen
                             Title:    Chief Executive Officer


                        FLEMING US DISCOVERY FUND III, L.P.

                             By:     FLEMING US DISCOVERY PARTNERS, L.P.,
                                     its general partner

                                     By:    FLEMING US DISCOVERY, LLC,
                                            its general partner


                                     By:        /S/ ROBERT L. BURR
                                        ----------------------------------------
                                          Robert L. Burr, member


                        FLEMING US DISCOVERY OFFSHORE FUND III, L.P.

                             By:     FLEMING US DISCOVERY PARTNERS, L.P.,
                                     its general partner

                                     By:    FLEMING US DISCOVERY, LLC,
                                            its general partner


                                     By:        /S/ ROBERT L. BURR
                                        ----------------------------------------
                                          Robert L. Burr, member


                         ROBERT FLEMING NOMINEES LIMITED


                                By:         /S/ ARTHUR LEVY
                                   ---------------------------------------------
                                Name: Arthur Levy


                                                                      Schedule 1
                                                   to the A-2 Exchange Agreement

                                    Number of Shares   Dividends Received    Number of Shares of
                                    of Series A-1      of Series A-1         Series A-2 Preferred
                                    Preferred as of    Preferred as of       as of the Effective
                                    September 30, 2000 Effective Date         Date
NAME OF PURCHASER

Fleming US Discovery Fund III,     115,520.17             2,151.58            117,671.75
L.P.

Fleming US Discovery Offshore       18,520.05               346.23             18,866.28
Fund III, L.P.

Robert Fleming Nominees Limited     26,812.38               495.19             27,307.57


                                                                       Exhibit A



                             ARTICLES SUPPLEMENTARY

                                  SCHEDULE F(1)

                                  CAPITAL STOCK


(i)        Authorized capital stock:

           Common Stock:       49,475,000
           Preferred Stock:    5,692,328

(ii) Number of designated shares of Preferred Stock in each series or class after giving effect to the Articles Supplementary:

           5,167,328 shares of 6% Non-Voting Convertible Preferred Stock 225,000 shares of Series A-1 Preferred Stock
           300,000 shares of Series A-2 Preferred Stock


(iii) On December 29, 2000, the number of shares outstanding in each series or class was:

           12,594,058 shares of Common Stock
           5,167,328 of 6% Non-Voting Convertible Preferred Stock
           163,845.6 shares of Series A-2 Preferred Stock

                                  SCHEDULE F(2)

                  SHARES OF COMMON STOCK RESERVED FOR ISSUANCE



NUMBER OF SHARES OF
COMMON STOCK
RESERVED FOR ISSUANCE              PURPOSE
---------------------              -------

1,193,573      Issuable upon exercise of MCI Warrant

3,364,464      Issuable upon exercise of currently outstanding options granted under the 1997 Stock Option Plan and the 1998 Stock Incentive
               Plan and other options granted to certain executives

5,167,328      Issuable upon conversion of 6% Non-Voting Convertible Preferred
               Stock

149,604 Issuable upon exercise of options which may be granted in the future under the 1997 Stock Option Plan and the 1998 Stock Incentive Plan - subject to adjustment pursuant to evergreen provisions of the 1998 Plan

4,681,303      Issuable upon conversion of Series A-2 Preferred

8,571,429      Issuable upon conversion of Series B Preferred - assuming
               issuance of $30,000,000 in Series B Preferred at an initial conversion price of $3.50

--------------------------------------------------------------------------------

                                  SCHEDULE F(3)

                               REGISTRATION RIGHTS


           The Company has outstanding registration rights as provided in the Registration Rights Agreement among the Company, Sylvan Learning Systems, Inc., MCI Telecommunications Corporation, Douglas L. Becker and R. Christopher Hoehn-Saric dated as of November 22, 1996, a copy of which has been previously furnished to the Purchaser and its counsel.

                                  SCHEDULE F(5)

                            ANTI-DILUTION PROTECTIONS


           6% Non-Voting Convertible Preferred Stock: The anti-dilution protections are described in Article SIXTH (b)(5)(d) of the Company's charter. In summary, the 6% Non-Voting Convertible Preferred is subject to adjustment for
(i) (A) dividends or distribution on its capital stock in shares of its Common Stock, (B) subdivisions or combinations of outstanding Common Stock into a greater or lesser number of shares, (C) issuances any shares of capital stock by reclassification of its Common Stock; (ii) issuances of rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock at a price per share less than the Fair Market Value (as defined) per share of Common Stock; and (iii) distributions to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidence of its indebtedness or assets or rights or warrants to subscribe for or purchase any of its securities. No adjustment in the conversion rate shall be required unless such adjustment would require a cumulative increase or decrease of at least 1%.

           MCI Warrant: The Amended and Restated Warrant to Purchase 1,193573 Shares of Common Stock of the Company dated as of November 22, 1996 (the "MCI Warrant"), a copy of which has been furnished to the Purchaser and its counsel, is subject to anti-dilution protection as described in the MCI Warrant. In summary, the MCI Warrant is subject to adjustment (i) if the Company sells shares of Common Stock for less than $3.169 per share or issues rights, options (other than management stock options) or warrants to purchase shares of Common Stock for less than $3.169 per share, or (ii) for stock splits and other similar changes in the capitalization of the Company.

           Series B Convertible Preferred Stock: The anti-dilution protections are described in Article THIRD (4)(d) of the Articles Supplementary Classifying Series B Convertible Preferred Stock. In summary, the Series B Convertible Preferred is subject to adjustment for (i) (A) dividends or distributions on its capital stock in shares of its Common Stock, (B) issuances of any convertible debt securities without adequate consideration therefor, (C) subdivisions or combinations of outstanding Common Stock into a greater or lesser number of shares, (D) issuances any shares of capital stock by reclassification of its Common Stock or (E) distributions of any of its assets (other than cash dividends payable out of earnings or retained earnings in the ordinary course of business); and (ii) issuances of (x) Additional Securities (as defined), (y) rights, options or warrants to purchase Additional Securities or Convertible Securities or (z) Convertible Securities at a price per share less than the Conversion Price (as defined) per share of the Series B Convertible Preferred Stock then in effect. No adjustment in the conversion rate shall be required unless such adjustment would require a change in the Conversion Price (as defined) of at least $0.05.